Exhibit 99.1

Game Your Game Announces Full Commercial Availability
of Next-Generation GameGolf KZN AI™

Redesigned shot-tracking, GPS and AI-analytics platform is designed to give golfers of every skill level clearer insight into their game

PALO ALTO, Calif. — September 23, 2026 — Game Your Game, Inc. (Nasdaq: GYGY) (“Game Your Game” or the “Company”), an AI-powered sports performance technology company, today announces that GameGolf KZN AI, its next-generation golf performance platform, is now available for purchase at gamegolf.com.

Following an initial limited release, Game Your Game has completed the transition of the GameGolf KZN AI™ platform from limited release to full commercial availability for golfers seeking a more intelligent, connected and actionable way to track and improve their performance.

“GameGolf is where our vision becomes real for golfers,” said Soumya Das, Chairman and Chief Executive Officer of Game Your Game. “With full commercial availability, every golfer can now put that vision to work on their own game. We designed GameGolf KZN AI™ to understand how you play and help you play better, and starting today, it is available for purchase.”

From Shot Tracking to Game Intelligence

GameGolf KZN AI™ is designed to go beyond traditional shot tracking. The platform brings together:

●	Automatic shot tracking to capture a golfer’s performance throughout a round

●	Advanced GPS with mapped courses and on-course positioning

●	AI-powered analytics designed to identify patterns and opportunities for improvement

●	Personalized performance insights based on a golfer’s own game

●	On-course intelligence to support smarter strategy and decision-making

●	Connected hardware and software designed to provide a unified golf performance experience

GameGolf’s broader ecosystem is designed to create a continuous feedback loop between what golfers do on the course, how they perform, and how they can improve their game over time. GameGolf has been used by golfers in more than 140 countries since 2014. The platform’s course database and shot dataset of more than 36,000 golf courses mapped and an estimated 300 million shots recorded through January 2024 carry forward into GameGolf KZN AI™.

About Game Your Game, Inc.

Game Your Game, Inc. (Nasdaq: GYGY) is an AI-powered sports performance technology company. The Company develops and markets the GameGolf KZN AI™ platform — an integrated golf performance ecosystem of proprietary shot-tracking hardware and subscription-based software solutions. The platform leverages advanced GPS tracking, embedded neural network technology, and AI-powered analytics to provide golfers of all skill levels with real-time insights, on-course strategy recommendations, and personalized performance data. Game Your Game’s technology has been adopted by golfers in more than 140 countries, with over 36,000 golf courses mapped and an estimated 300 million shots tracked across the lifetime of its platform. The Company is headquartered in Palo Alto, California. For more information, visit www.gameyourgame.com. Altus Sports Group, Inc., a majority-owned subsidiary of Game Your Game, Inc., was formed in August 2026 to build a connected platform for the sports business across talent representation, athlete branding and sports marketing. For more information, visit www.altus-sports.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks and uncertainties, including, but not limited to, the ability of the GameGolf KZN AI™ platform and broader ecosystem to perform as intended and to meet golfers’ expectations; the Company’s ability to sustain full commercial availability of the platform, including its ability to manufacture, fulfill, support and service orders at scale; the risk of product defects, returns, warranty claims and negative customer reviews; the Company’s ability to obtain and maintain the regulatory approves and certifications required to sell its hardware in the markets it targets and/or operates; the Company’s ability to attract subscribers and to convert the first-year membership included with the device into paid renewals, and to retain subscribers thereafter; the Company’s ability to compete effectively in the golf technology market; and other factors identified in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the risk factors described in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, the Registration Statement on Form S-1 (File No. 333-296763) (as amended, the “Registration Statement”), which was declared effective by the SEC on July 28, 2026, and the final prospectus filed with the SEC pursuant to Rule 424(b)(4) that forms a part of the Registration Statement, and other periodic and current reports filed with the SEC from time to time and available for review at www.sec.gov. Furthermore, the Company operates in a competitive environment where new and unanticipated risks may arise. Accordingly, you should not place undue reliance on forward-looking statements as a prediction of actual results. The Company undertakes no obligation to update publicly any forward-looking statements for any reason after the date of this press release, except as required by law.

Investor and Media Contact

KCSA Strategic Communications

Phil Carlson, Managing Director

GYGY@KCSA.com